Exhibit 99.2

October 15, 2014

PDC Energy Announces Closing of Sale of Its Marcellus Assets and Increased Borrowing Base

DENVER, CO, October 15, 2014: PDC Energy, Inc. ("PDC," the "Company," "we" or "us") (NASDAQ: PDCE) today announced that it closed the sale of its fifty percent interest in PDC Mountaineer LLC (“PDCM”), a Marcellus Joint Venture (the “JV”) for $250 million. PDC’s net pre-tax proceeds were approximately $190 million after repayment of its share of JV debt and other working capital and other adjustments and fees, and subject to customary post-closing adjustments. The net proceeds were comprised of approximately $150 million cash and a $40 million note from the buyer. The buyer also assumed PDC’s share of the related firm transportation obligations as well as PDC’s share of certain PDCM natural gas hedging positions. The assets produced approximately 26 million cubic feet equivalent of natural gas per day net to PDC in the second quarter of 2014 (99% natural gas) with estimated proved reserves net to PDC of 240 billion cubic feet as of December 31, 2013. Tudor Pickering Holt acted as advisor on the sale.

Increased Borrowing Base

In addition, PDC announced its borrowing base increased to $700 million from $450 million following the recently completed semi-annual redetermination of its revolving credit facility. The Company elected to maintain its commitment level at $450 million at this time since it expects to be minimally drawn on its revolver at year-end 2014 in part due to the proceeds from the sale its interest in the PDCM JV.

Barton Brookman, President and Chief Operating Officer, said, “The net proceeds from the PDCM sale and the increase in our borrowing base are expected to both further strengthen our balance sheet and provide PDC with excellent liquidity. This liquidity gives us tremendous flexibility to execute our capital programs while our strong oil and natural gas hedging positions protect the company’s cash flow.”

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with primary operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Our operations in the Wattenberg Field are focused on the liquid-rich horizontal Niobrara and Codell plays and our Ohio operations are focused on the liquid-rich portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding, among other things, future amounts to be borrowed under its revolving credit facility.  All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein.  However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties.

PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein, including the risks that operational or other issues could result in the Company having more indebtedness at year-end 2014 than it currently expects and that post-closing purchase price adjustments could be unfavorable. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward looking statements are qualified in their entirety by this cautionary statement.

Contact: Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

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